                                                                    EXHIBIT 23.3


CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-74435 of Amazon.com, Inc. on Form S-3 of our report dated February 6, 1998, on the financial statements of Junglee Corp. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from June 3, 1996 (inception) to December 31, 1996, appearing in the Current Report on Form 8-K of Amazon.com, Inc. filed August 27, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
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San Jose, California
May 11, 1999